Exhibit 10.1

GLOBALSCAPE, INC.

Nonstatutory Stock Option Agreement
Granted Under 2006 Non-Employee Directors Long-Term Equity Incentive Plan

1.             Grant of Option.

This agreement evidences the grant by GlobalSCAPE, Inc., a Delaware corporation (the “Company”), on [date of grant] (“Date of Grant”) to [director name], a director of the Company (the “Participant”), of an option (“Option”) to purchase, in whole or in part, on the terms provided herein and in the Company’s 2006 Non-Employee Directors Long-Term Equity Incentive Plan (the “Plan”), a total of [insert number of shares] shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”) at $[insert price per share] per Share. Unless earlier terminated, this option shall expire on [ten years from date of grant] (the “Final Exercise Date”). Except as otherwise defined in this Agreement, capitalized terms used herein shall have the meaning set forth in the Plan.

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.             Vesting Schedule.

Subject to any provisions of the Plan concerning exercisability and vesting of options, the Option shall vest according to the following schedule:

Percentage Vested	Period

50%	First anniversary of the Date of Grant

50%	Second anniversary of the Date of Grant

The unexercised portion of the Option from one period may be carried over to a subsequent period or periods, and the right of the Participant to exercise the option as to such unexercised portion shall continue for the entire term.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.             Exercise of Option.

(a)           Form of Exercise. Each election to exercise this Option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten (10) whole shares.

(b)           Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the date of grant of this option, a director of the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c)           Expiration of Awards.

Unless otherwise provided in this Agreement or any severance agreement, vested Options granted under the Plan shall expire, terminate, or otherwise be forfeited as follows:

i.                                          three (3) months after the date the Company delivers a notice of termination of a Participant’s Active Status, other than in circumstances covered by (ii), (iii) or (iv) below;

ii.                                       immediately upon termination of a Participant’s Active Status for Misconduct;

iii.                                    twelve (12) months after the date of the death of a Participant whose Active Status terminated as a result of his or her death; and

iv.                                   thirty-six (36) months after the date on which the Participant ceased performing services as a result of Retirement.

4.             Withholding.

No Shares will be issued pursuant to the exercise of this Option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this Option.

5.             Nontransferability of Option.

This Option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this Option shall be exercisable only by the Participant.

6.             Provisions of the Plan.

This Option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Option.

7.             No Shareholder Rights.

Prior to exercise of this Option, the Participant shall not be entitled to any rights of a shareholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and, except as otherwise provided in this Option, such Participant shall not be entitled to any shareholder notice or other communication concerning the business or affairs of the Company. Participant further agrees that the Company’s obligations to issue shares is subject to Participant’s prior execution of a shareholder’s agreement containing such restrictions deemed necessary and appropriate by the Board.

8.             Governing Law; Venue.

The laws of the State of Texas, excluding its conflicts laws, shall govern this Agreement the rights and obligations of the parties hereto, the entire relationship between the parties hereto, and all matters arising out of or relating to this Agreement. ANY LAWSUIT OR OTHER LEGAL PROCEEDING BETWEEN THE PARTIES SHALL BE BROUGHT ONLY IN THE CIVIL DISTRICT COURTS OF BEXAR COUNTY, TEXAS, OR THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS, SAN ANTONIO DIVISION. THE PARTIES HEREBY CONSENT TO THE PERSONAL AND EXCLUSIVE JURISDICTION AND VENUE OF THIS COURT.

9.             Amendment.

This Agreement may be amended by an instrument in writing signed by both the Company and the Participant.

10.           Successors and Assigns.

The terms and provisions of this Option shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

11.           Survival of Provisions.

In the event the Option granted hereunder is exercised by Participant in whole or in part, the representations, warranties, covenants and agreements of Participant under this Option shall survive such exercise and purchase of the Shares.

12.           Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 12):

If to the Company:	GlobalSCAPE, Inc.
Attn: Chief Financial Officer
6000 Northwest Parkway
Suite 100
San Antonio, TX 78249
Facsimile: (210) 690-8824

If to Participant:	At the addresses shown on the signature pages hereto.

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the day and year first above written.

COMPANY:

GLOBALSCAPE, INC.

By:
Charles R. Poole, President & CEO

The undersigned Participant represents that he or she has read this Option Agreement has received a copy of the 2006 Non-Employee Directors Long-Term Equity Incentive Plan (including all amendments to date) and acknowledges that the Option is subject to the terms of this Agreement and the Company’s 2006 Non-Employee Directors Long-Term Equity Incentive Plan.

PARTICIPANT:

Printed Name:

Address: